EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports 2010 Year-end Financial Results
•	Consolidated net sales increased 18.6% to $1.90 billion in 4Q10 and increased 9.6% to $7.78 billion at year-end

•	Net sales from stores open more than twelve calendar months increased 8.6% in the quarter

•	Diluted net income per common share increased 15.5% in the fourth quarter to $.67 per share from $.58 in 4Q09

•	Diluted net income per common share increased 11.4% to $4.21 per share in twelve months 2010 versus $3.78 per share last year

•	Net operating cash was $706.6 million, or 9.1% of net sales

•	Anticipates diluted earnings per share for 2011 in the range of $4.65 to $5.05 per share
CLEVELAND, OHIO, January 25, 2011 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the fourth quarter and year ended December 31, 2010. Compared to the same periods in 2009, consolidated net sales increased $296.8 million, or 18.6%, to $1.90 billion in the quarter and $682.2 million, or 9.6%, to $7.78 billion in the year due primarily to higher paint sales volume, acquisitions, and selling price increases. Acquisitions increased consolidated net sales 8.7% in the quarter and 3.4% in the year. Currency translation rate changes increased consolidated net sales 0.4% in the quarter and 1.2% in the year.
Diluted net income per common share in the quarter increased to $.67 per share from $.58 per share in the fourth quarter 2009 and increased 11.4% to $4.21 per share in the year from $3.78 per share in 2009. For the fourth quarter and year 2010, trademark and long-lived asset impairment charges related to a foreign operation reduced diluted net income per common share $.04 per share. Charges relating to costs to repurchase long-term debt reduced diluted net income per common share approximately $.04 per share in the quarter and $.12 per share in the year. These charges were partially offset by the favorable impact related to the disposition of closed manufacturing sites during the fourth quarter of $.04 per share. Asset impairment charges and the loss on dissolution of a foreign subsidiary reduced diluted net income per common share $.13 per share in the quarter and year 2009. In the quarter and year 2010, acquisitions reduced diluted net income per common share by $.05 per share and $.10 per share, respectively. Currency translation rate changes did not have a material impact on diluted net income per common share in the quarter, and favorable currency translation rate changes increased diluted net income per common share by $.05 per share in the year.
Net sales in the Paint Stores Group increased 8.6% to $999.3 million in the quarter and increased 4.1% to $4.38 billion in the year due primarily to selling price increases and improving domestic architectural paint sales to residential repaint contractors and DIY customers. Net sales from stores open for more than twelve calendar months increased 8.6% in the quarter and 3.8% in twelve months over last year’s comparable periods. Paint Stores Group segment profit increased to $134.8 million in the quarter from $119.9 million last year and increased to $619.6 million in the year from $600.2 million last year. Segment profit in the quarter and year increased due primarily to selling price increases, reduced asset impairment charges, and paint sales volume gains that were partially offset by continuing raw material cost increases and increases in selling, general, and administrative expenses. Segment profit as a percent to net sales increased in the quarter to 13.5% from 13.0% last year and decreased in the year to 14.1% from 14.3% in 2009. Asset impairment charges were $0.1 million in the fourth quarter and year 2010 compared to $11.0 million in the fourth quarter and year 2009.

Net sales of the Consumer Group increased 6.2% to $255.0 million in the quarter and 5.9% to $1.30 billion in the year due primarily to improving demand at some of the Segment’s retail, industrial and institutional customers. Segment profit increased to $26.1 million in the quarter from $4.6 million last year and increased to $204.0 million in the year from $157.4 million last year. Segment profit increased in the quarter and year due primarily to cost savings realized from prior year site rationalizations, the disposition of closed manufacturing facilities in the fourth quarter 2010, sales increases, and a reduction in selling, general, and administrative expenses partially offset by continuing raw material cost increases. Segment profit in the quarter increased as a percent to net external sales to 10.2% from 1.9% last year and increased in the year to 15.7% from 12.8% in 2009.
The Global Finishes Group’s net sales stated in U.S. dollars increased 46.4% to $640.1 million in the quarter due primarily to acquisitions, higher paint sales volume, and selling price increases. Net sales increased 26.5% to $2.09 billion in the year due primarily to acquisitions, higher paint sales volume, and favorable currency translation rate changes. In the quarter and twelve months, acquisitions increased net sales in U.S. dollars by 31.8% and 14.8%, respectively, and currency translation rate changes increased net sales by 1.1% and 4.5%, respectively. Stated in U.S. dollars, segment profit in the quarter increased to $28.8 million from a loss of $1.1 million last year due primarily to reduced asset impairment charges, increased paint sales volume, and selling price increases, partially offset by dilution from acquisitions. Segment profit increased in the year to $123.7 million from $65.0 million last year due primarily to increased paint sales volume, a reduction in asset impairment charges, and favorable currency rate changes, partially offset by dilution from acquisitions. Foreign currency translation rate changes did not have a significant impact on segment profit in the quarter and increased segment profit $8.0 million in the year. Acquisitions had an unfavorable impact on segment profit of $3.1 million in the quarter and $10.5 million in twelve months. As a percent to net external sales, segment profit was 4.5% in the quarter versus -0.3% last year and 5.9% in twelve months compared to 3.9% in 2009. Trademark and long-lived asset impairment charges totaled $6.5 million in the quarter and year 2010 compared to asset impairment charges and the loss on the dissolution of a foreign subsidiary of $25.0 million in the fourth quarter and year 2009.
The Company acquired 1.53 million shares of its common stock through open market purchases in the quarter bringing our total purchased to 5.00 million shares in the year. The Company had remaining authorization at December 31, 2010 to purchase 5.75 million shares.
Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased that all of our operating segments achieved sales and operating profit growth on a year over year basis in this continuing uncertain environment. Our operating segments continue to control costs and have implemented price increases to offset the current raw material increases.”
“Over the past year, our Paint Stores Group continued to focus on gaining business in all markets and product lines while maintaining customer service in a difficult raw material environment. Consumer Group improved their operating results through increased sales, realizing the benefits from prior year site rationalizations, and maintaining good cost control. In the Global Finishes Group, we continue to be pleased with the growth in architectural, OEM and automotive finishes sales volume. The Sayerlack and Acroma acquisitions are performing to expectations. Even though the acquisitions had a negative impact on the year financial results, they strengthen our growing global platform to better serve our customers around the world with outstanding R&D, products, and people.
“We continue to generate significant cash to allow us to invest in the business and give a return to our shareholders. In 2010, we generated net operating cash flow of $706.6 million or 9.1% of sales. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales), excluding acquisitions, at December 31, 2010 was 10.8% in an environment of increasing raw material costs compared to 10.7% last year. We are continuing to invest in our business by expanding the Paint Stores platform. In 2010, we added 49 new stores, while closing 13 redundant stores, for a net addition of 36 stores, finishing the year with 3,390 stores in operation. During the year, we continued to buy shares of stock and paid an annual cash dividend of $1.44 per common share. Our balance sheet remains flexible and is positioned for future acquisitions and investments in our business.
“We remain cautiously optimistic about the stability of end market demand and are working hard to mitigate the effect of rising raw material costs. Therefore, in the first quarter of 2011, we anticipate that consolidated net sales will increase in the mid to high teens versus the first quarter of 2010. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2011 will be in the range of $.48 to $.58 per share compared to $.30 per share earned in the first quarter of 2010. For the full year 2011, we expect consolidated net sales to increase above 2010 levels by a high single digit percentage. With annual sales at that level, we anticipate diluted net income per common share for 2011 will be in the range of $4.65 to $5.05 per share compared to $4.21 per share earned in 2010.”
The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2010, and its outlook for the first quarter and full year 2011, at 11:00 a.m. ET on Tuesday, January 25, 2011. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 25th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Tuesday, February 15, 2011 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,500 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 70 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Bob Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2010	2009	2010	2009

Net sales	$1,895,619	$1,598,836	$7,776,424	$7,094,249
Cost of goods sold	1,049,987	840,598	4,295,346	3,831,080
Gross profit	845,632	758,238	3,481,078	3,263,169
Percent to net sales	44.6%	47.4%	44.8%	46.0%
Selling, general and administrative expenses	720,360	618,680	2,728,122	2,534,775
Percent to net sales	38.0%	38.7%	35.1%	35.7%
Other general (income) expense — net	(2,411)	13,295	3,803	33,620
Impairment of trademarks	4,484	14,144	4,484	14,144
Loss on dissolution of a foreign subsidiary		21,923		21,923
Interest expense	21,376	8,997	70,595	40,026
Interest and net investment income	(802)	(580)	(2,929)	(2,393)
Other (income) expense — net	(1,073)	626	(781)	(1,743)

Income before income taxes	103,698	81,153	677,784	622,817
Income taxes	30,780	15,815	215,299	186,969

Net income	$72,918	$65,338	$462,485	$435,848

Net income per common share*:
Basic	$0.68	$0.59	$4.28	$3.80

Diluted	$0.67	$0.58	$4.21	$3.78

Average shares outstanding — basic	105,986,523	109,466,506	107,021,624	113,514,399

Average shares and equivalents outstanding — diluted	108,165,436	111,007,042	108,785,517	114,457,488

*	Presented using the two-class method
Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 25th release.

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